Exhibit 99.2

IHOP Corp.

2005 Guidance Call Script

Operator Introduction – Welcome and Instructions

Good day ladies and gentlemen, and welcome to IHOP’s 2005 Guidance conference call.  As a reminder, today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Stacy Roughan, please go ahead.

Stacy Roughan – Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s 2005 Guidance conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, I would like to inform you that today’s conference call contains forward-looking statements.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission, news releases and future conference calls. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – 2005 Performance Drivers

Thanks, Stacy, and welcome to everyone participating on the call.  Today, Tom and I will provide you with an overview of our performance expectations and strategic priorities for 2005.

As you recall, we embarked on an agenda of dramatic change in January 2003.  During the last two years, we have successfully changed our Company’s formula for growth from a Company-led development approach to a franchisee-led development effort, which allowed IHOP to focus on re-energizing unit level growth.  As we begin 2005, we are pleased and proud as a management team to say that we accomplished the successful transition of this business model change.  We took full advantage of the two-year transition period, and we now have a new business model that is ready to perform the way we envisioned it.

2005 is the year in which IHOP operates our new business model approach in “steady state.”  It is a year in which we expect to fully experience the financial and strategic benefits of our completed business model transition.  In 2005, we will continue to manage our business for increased profitability and cash flow.  And, it is a year in which our focus on Marketing, Operations, Training, R&D, and Development initiatives will allow us to provide an unprecedented level of support and leadership for the entire IHOP system.

In 2005, we expect earnings per diluted share to range between $2.02 [dollars/cents] and $2.12 [dollars/cents].  We expect strong same-store sales and increased restaurant openings to drive our top-line revenue growth during the year.  Looking at the bottom-line, our ability to manage G&A spending will be an important focus in 2005.  Our commitment to investors is to grow G&A modestly this year to increase IHOP’s financial leverage as revenue is expected to grow faster than G&A.  To help prioritize G&A spending, we established a strategic framework that limits spending to only those initiatives that will:

•                  One – Support same-store sales growth and momentum;

•                  Two – Enhance the IHOP brand; and

•                  Three – Drive operational and food safety improvements throughout our system.

From an overall strategic perspective, we are committed to three priorities in 2005:  energizing the IHOP brand, improving operational performance and maximizing franchise development.  This approach has been the basis of our success to date, and we will continue to raise the bar on all levels.

Our first strategic priority, as I said, is supporting same-store sales growth.  To further optimize the IHOP concept and brand this year, we will add a fourth flight of network advertising.  Our exceptional sales performance over the past two years began with IHOP’s move to national advertising in 2003.  And, in each year since, we have improved our reach by redirecting advertising dollars from local to national buys with the support of our franchisees.  We plan to introduce six product promotions this year, which will reflect a mix of new breakfast, lunch and dinner promotions that broaden IHOP’s appeal.

2005’s promotional offerings will be supported by the system-wide roll out of a new menu in May of this year.  The evolution of our menu will include new and exciting items for guests to enjoy throughout the day.  All our efforts are based on consumer research, feedback and benchmarking, which helped us identify opportunities for improvement to existing items as well as for developing new items that will delight our guests.  Importantly, our franchisees support the new menu, and are committed to executing as well at lunch and dinner as they do at breakfast.   And, we will ensure that our franchisees receive the tools they need to execute the new menu flawlessly and exceed our guests’ expectations when they try something new at IHOP.

Brand energizing efforts will also be supported by the implementation of our new remodel package during 2005.  Last year, franchisees completed 65 remodels, and this year we expect approximately 225 to 250 restaurants to be remodeled.  This will play a particularly important role as we look to revitalize the IHOP brand in the eyes of our guests, and create an environment they can enjoy throughout the day.

Our second strategic priority is to improve the operational performance of our system, which is supported by an “A” to “F” operational rating system we apply to each franchise operator and every IHOP restaurant nationwide.  I am pleased to say that we have largely dealt with the small number of “D” and “F” operators in our system.  Now, our focus shifts to “C” operators, because I believe that no one wakes up in the morning and says, “I want to be average.”  We have a tremendous opportunity to impact and influence “C” operators to improve their restaurant operations.

We had previously made it clear that a franchisee must be an “A” or “B” operator to develop IHOP restaurants under our new model.  Now, we are taking our commitment to improve operational performance one step further.  IHOP will not renew leases for any franchisee consistently rated as a “C” operator.  For some of our franchisees who may have been satisfied with their “C” rating, we have provided one more motivation for improvement.  For our part, we will be working closely with every franchisee to provide tools to drive better restaurant level execution – no matter whether they are an “A,” “B,” or “C” operator.

Our third strategic priority is to maximize franchise development.  Since our model change in 2003, we have done an exceptional job at recruiting new and existing franchisees.  We have signed development agreements and options covering 287 new restaurants as of the end of 2004, and we are currently pursuing additional Multi-Store Development Agreements and Single-Store Development Agreements for 41 more IHOP restaurants.   This number of signed, optioned and pending agreements total 328 restaurants, and number does not include the 48 restaurants that franchisees have already opened under our new model in the past two years.

At the time of our business model change in early 2003, we stated that it was our projection that there were about 400 to 800 new IHOP restaurants possible in the domestic U.S.  Reconciling this with the number of the restaurants IHOP Corp. and our franchisees opened over the last two years, our remaining potential stands at approximately 300 to 700 additional IHOP restaurants.  Our current development pipeline already puts us over the lower end of this range, and we will continue our franchise recruiting efforts full force to capture every possible unit growth opportunity.

Looking to 2005, total new unit additions will range between 62 and 72 new IHOP restaurants opened this year.  We expect franchisees to open 55 to 60 restaurants.  Our area licensee in Florida will open approximately five to eight restaurants, and IHOP Corp. will open two to four restaurants in our dedicated Company market in Cincinnati, Ohio.  Off of our existing base of 1,186 restaurants, total new unit additions represent a growth rate of 5%, which is meaningful growth for a system of our size.  As in prior years, we expect the majority of this development to occur in the second half of 2005, with a larger number of openings occurring in the fourth quarter.

In 2005, we expect same-store sales growth of between 2% and 4% [percent].  There are several factors that support our positive same-store sales outlook.  Key sales catalysts for 2005 include the addition of a fourth flight of national advertising, a strong line-up of promotional products, and continued operational improvements at the restaurant level.  In addition, we expect sales increases to come from the coordinated, system-wide roll out of our new menu, the continued adoption of 24-hour operations at high potential locations restaurants, as well as the roll out of our national gift card program in the second half of 2005.   Overall, our goal is to maintain a healthy balance between traffic and check average increases to drive our positive same-store sales performance this year.

Now, I would like to update you on our progress to build out our dedicated Company market in Cincinnati.  We have opened two IHOP restaurants in Cincinnati to great success.  Our openings in Milford and Center of Cincinnati were extremely strong and continue to run significantly above our system’s average weekly sales.  We have taken the opportunity to refine and improve the execution of our core menu as well as items unique to Cincinnati.

We have built two of our three new ICON prototype buildings, which have been very well received by our guests.  We have identified opportunities to improve back-of the house efficiencies to better manage the significantly higher sales levels we are experiencing.  This change will be incorporated into all new prototype construction going forward.

This is all good news as we look to take full advantage of our market in Cincinnati, and I couldn’t be more pleased with our progress.  For investors and analysts, we will be holding an Investor Day in Cincinnati on Thursday, May 12th.  I will provide you with more information at the end of today’s call, but please save the date to join us!

With that, I’d like to turn the call over to our Chief Financial Officer, Tom Conforti.

Tom Conforti – 2005 EPS, Segment and Cash Flow Assumptions

Thanks, Julia, and good morning everyone.  Today, I’m going to walk you through the major assumptions that are driving our EPS guidance for 2005, as well as walk you through our strong cash flow outlook this year.

First, let’s start with EPS.  We expect earnings per diluted share to range between $2.02 and $2.12 in 2005.  Our EPS guidance takes into account the effect of positive same-store sales growth of 2% to 4%, which Julia mentioned, as well as the franchise fees and additional operating weeks we will recognize with the development of 60 to 68 restaurants by our franchisees and area licensee this year.

Our $2.02 to $2.12 EPS range also includes the effect of share repurchases planned for 2005.  While we remain committed to ongoing share repurchase, we anticipate that the rate at which we buy back shares this year will not be as aggressive as in 2004.

In addition, earnings guidance does not take into account the requirement to adopt the Financial Accounting Standards Board’s Statement Number 123 (Revised) related to accounting for stock-based compensation.  If the date for implementing remains fixed at the third quarter of 2005, the potential impact would be $1 million to $1.5 million, net of tax.  This would be a non-cash charge.

Finally, it is important to note that year-over-year earnings growth comparisons for 2005, exclusive of one-time charges taken in 2004, will need to be explained due to two extraordinary items.  As we have mentioned throughout 2004, we had the benefit of an additional operating week in 2004.  Therefore, we estimate a benefit of approximately $4 million pre-tax due to the extra 53rd reporting week in 2004.  Additionally, we recognized a $2.3 million pre-tax gain from the sale of real estate related to our strategic repositioning of Company-operated restaurants in 2004.  When we announce 2004 earnings on February 24th, we will walk you through these comparisons again.

Now, let me expand on the overview Julia provided, and cover our 2005 profit performance expectations in more detail by our four key reporting segments.

Franchise Operations aggregate profit is expected to be approximately $88 million to $92 million in 2005.  Franchise Operations reflects our core business going forward and includes royalty and core franchise fee revenue as well as revenue generated from the sale of our proprietary pancake mix.  This segment’s primary profit performance drivers include increasing same-store sales and new unit franchising.  Our average weighted royalty as a percentage of system-wide sales will be 4.3%, flat with 2004.  4.3% is slightly lower than our normal 4.5% royalty fee as the result of reduced royalty rates extended on some refranchised restaurants for a finite period of time.  To size the contribution of our proprietary pancake mix, the profit from the sale of our pancake mix is approximately 60 basis points of system-wide sales.  It is important to remember that our advertising royalty revenue also flows through this segment and has an equal advertising expense.

Rental Operations profit performance is expected to decline, with an approximate aggregate profit between $33 million and $37 million in 2005.  This decline is exclusively due to the effect of the 53rd week in 2004.  The 53rd week translates into an additional $2 million pre-tax profit recognized in 2004, for which there are no offsetting expenses.  Taking out the effect of 2004’s 53rd week, the profit performance of Rental Operations would essentially be flat.

Company Operations loss is expected to significantly improve to an aggregate loss of approximately $1 million to $1.5 million in 2005 due to the elimination of underperforming restaurants as a result of our strategic repositioning efforts last year.

This segment really reflects three different businesses as we see it.  First, we will operate terrific restaurants in Cincinnati.  Secondly, we will attempt to refranchise all existing restaurants, or in cases where there is not sufficient time on the lease, we will operate the restaurant until the lease expires.  Finally, we will – from time to time – take back restaurants, which we expect to quickly refranchise.

Financing Operations represents the financing and development portion of our old model, which we are in the process of exiting.  Aggregate profit in this segment is expected to be approximately $10 million to $14 million in 2005.  This decrease is due in part to the 53rd week effect as the return of the 52-week calendar this year will translate into a $450,000 shortfall in pre-tax profit in 2005.  Additionally, profit will be impacted by the elimination of extraordinary franchise fees related to development under our old model this year versus the four restaurants we developed under the old model in 2004.  Note interest will continue to decline by approximately 7% this year as notes continue to be paid by our franchisees.

Exclusive of one-time impairment and closure charges, Other Expenses will increase over 2004 primarily due to no planned for or no anticipated gain on the disposition of property in 2005.  Also, interest income is projected to be lower due to lower expected average cash balances.

Turning now to G&A, we expect modest growth in G&A, ranging between $61 million and $63 million in 2005.  Our goal is to keep G&A growth moderate as we work to improve our financial leverage as revenue growth will exceed G&A expense growth.  As Julia shared with you, we have a clear framework for G&A spending that will be restricted solely to initiatives designed to support same-store sales growth, enhance the IHOP brand and drive operational and food safety improvements throughout the IHOP system.

To get a perspective on G&A spending, approximately 55% of IHOP’s G&A is related to salary and wages, which leaves us relatively minimal amounts for discretionary spending for other areas.  Some key spending priorities for 2005 include various Research & Development initiatives, increased depreciation expense for IT, an additional year of the long-term incentive program for IHOP’s Executive Team and revised training programs for restaurant management and hourly employees.

IHOP’s effective tax rate is currently expected to fall between 38% and 39% in 2005.

Shifting gears a bit, there are some key financial levers for our business, which we will be watching and managing closely in 2005.  As you consider our performance expectations for 2005, here are a few “rules of thumb” to keep in mind.  For every one percentage point gain in same-store sales, that translates to approximately $0.03 to $0.04 per share increase in profit.  For every five new restaurants franchised under our new business model, the franchise fee revenue translates to approximately $0.01 per share profit increase.  While you may consider our franchise fee relatively immaterial, our goal for new unit openings is to maximize the number of operating weeks and thereby increase the royalty contribution we receive.  Finally, for every $1 million change in G&A, earnings moves $0.03 per share, accordingly in either direction.

Now, let’s walk through our expectations for cash generation as well as cash commitments this year.  An important aspect of IHOP’s new business model is our ability to generate significant cash flow.  We expect Cash from operations to range between $55 million and $65 million in 2005.  In addition, we will receive an additional $15 million to $20 million from principal receipts from note and equipment contracts receivables that are running off from our old business model.  These two combined sources of cash are expected to generate $70 million to $85 million in 2005.

We expect Capital expenditures to range between $11 million and $13 million in 2005.  Approximately half of this investment is dedicated to the development of our Company market in Cincinnati and one-fourth will go toward the continued support of Information Technology initiatives.  The balance is earmarked for any potential remodels of restaurants we could take back during the year and for various other purposes.

That makes free cash flow – Cash from operations less Capex – to be in the a range of $42 million to $54 million in 2005.

While EPS is important in how we measure our business performance, we believe that some measure of cash per share is a more appropriate reflection of the benefits of our new business model.   On a per share basis, you can do the math!  It looks very attractive.

In 2005, our cash commitments include approximately $9 million for the repayment of capital lease obligations and long-term debt principal.  This brings discretionary cash before dividend pay out and share buy back to approximately $48 million to $65 million in 2005.  As a reminder, in 2006, debt repayment will increase by approximately $14 million as we begin to repay our private placement debt.

Before I turn the call back to Julia, I wanted to provide you an update on franchisees P&L collection.  Compliance by our franchisees continues to go well, and we are working to improve the quality of the data.  Our goal is to share unit level economics under our new model with investors some time later this year.

Now, I’ll turn the call back to Julia.

Julia Stewart – Wrap Up to Q&A

Thanks, Tom.  I hope you all have found today’s discussion helpful.  As you can tell, we have a high degree of confidence in meeting our earning guidance of $2.02 [dollars/cents] to $2.12 [dollars/cents] as well as our cash flow targets for 2005.

We have several positive sales catalysts working in our favor this year, and our restaurant development pipeline is strong.

We will continue to optimize the IHOP concept and brand in 2005 by focusing on our three-fold strategy:

•                  To energize the IHOP brand;

•                  To improve operational performance; and

•                  To maximize franchise development.

As you know, we are currently in the process of closing our books for 2004, and as a reminder, we will not be able to comment on last year’s financial performance during today’s Question & Answer session.

Now, Tom and I would be pleased to answer any questions you have.  Operator?

Julia Stewart – Closing Comments

Thanks again for joining us today and for your questions.  Should you have any follow up questions, Tom and I are here and available, so just give us a call.

Also, please do mark your calendars for our first investor day which will be held in Cincinnati at our new Company restaurants on May 12.  For more information, you may contact Stacy Roughan, our Director of Investor Relations, here at the Restaurant Support Center in Glendale.

We look forward to speaking to you on our fourth quarter and fiscal 2004 investor call on February 24th.